Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
August 13, 2003	Craig Renner
301-843-8600

ACPT REPORTS INCREASED EARNINGS FOR QUARTER ENDED JUNE 30, 2003 Sales from Homebuilding Operations lead to Sharp Increase

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported net income of $2,079,000, or $.40 per share, on revenue of $25,748,000 for the six months ended June 30, 2003. This compares to net income of $615,000, or $.12 per share, on revenue of $16,043,000 for the six months ended June 30, 2002.

For the quarter ended June 30, 2003, the Company reported net income of $1,687,000, or $.32 per share, on revenues of $15,727,000. This compares to a net income of $610,000, or $.12 per share, on revenues of $9,020,000 for the same period in 2002.

Edwin L. Kelly, President and Chief Operating Officer, attributed the growth in revenues and earnings to the sale of condominiums in Parque Escorial, the Company's planned community in San Juan, Puerto Rico.

"Demand for homes in Parque Escorial remains strong, and our homebuilding operations in Puerto Rico enabled us to capitalize on that demand in the second quarter," said Mr. Kelly.

The Company reported closing on forty-two units during the second quarter, generating $7.2 million in home sales revenue. For the six months ending June 30, 2003, the Company reported closing fifty-nine units generating $10.2 million in revenue from its Puerto Rico homebuilding operations. Sales of the 208 units in the complex commenced in September 2002.

Mr. Kelly noted that demand for residential units remained strong in Parque Escorial. The Company reported that thirty-two units in Brisas de Parque Escorial were under contract as of June 30, 2003, with an average selling price of $173,000.

Overall, the Company reported $1.14 million in net income from its Puerto Rico operations for the quarter ended June 30, 2003, compared to a net loss of $79,000 for the same period in 2002. For the six months ended June 30, 2003, the Company reported net income of $1.56 million, compared to a net loss of $294,000 during the first six months of 2002.

In the United States, the Company reported net income of $538,000 for the quarter ended June 30, 2003, compared to $689,000 in net income for the same period of 2002. The decline in net income in the United States operations was attributable to a decrease in community development land sales, which decreased to $853,000 during the second quarter of 2003, compared to $3.25 million for the same quarter of 2002. The decrease was attributed to weather delays that slowed the delivery of residential lots in Fairway Village in St. Charles. The Company reported a backlog of seventy-four lots with an aggregate sales price of $4.3 million as of June 30, 2003. Seventy of those lots were available for delivery at the end of July 2003.

Mr. Kelly also noted that the Company entered into a warrant purchase agreement with Red Capital Mortgage. Under the agreement, the Company repurchased warrants on 112,500 shares of the Company's stock. The transaction is reflected on the second quarter balance sheet as a reduction to paid-in capital.

There will be no cash distribution to the Shareholders related to operations for the quarter ended June 30, 2003.

Mr. Kelly emphasized that the Company's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements related to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-Q on file with the Securities and Exchange Commission.

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AMERICAN COMMUNITY PROPERTIES TRUST

Financial Highlights (Unaudited)

	For the Six Months Ended		For the Three Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02

Revenues	$25,748,000	$16,043,000	$15,727,000	$9,020,000

Expenses	21,248,000	13,332,000	12,525,000	7,033,000

Depreciation & amortization	1,300,000	950,000	673,000	473,000

Income before provision for income taxes and minority interest	3,200,000	1,761,000	2,529,000	1,514,000

Provision for income taxes	995,000	1,008,000	786,000	839,000

Income before minority interest	2,205,000	753,000	1,743,000	675,000

Minority interest	(126,000)	(138,000)	(56,000)	(65,000)

Net income	$2,079,000	$615,000	$1,687,000	$610,000

Basic and fully diluted net income per share	$0.40	$0.12	$0.32	$0.12

Weighted average shares outstanding-basic	5,192,000	5,192,000	5,192,000	5,192,000

Weighted average shares outstanding-diluted	5,205,000	5,231,000	5,205,000	5,210,000

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